UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, par value $0.001	ATNM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On December 18, 2019, Actinium Pharmaceuticals, Inc. (the “Company”) held its 2019 Annual Meeting of Stockholders (the “Annual Meeting”). Of the 164,171,006 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting, 128,231,952 shares, or approximately 78.0% of the eligible common stock, were present either in person or by proxy.  All proposals submitted to a vote of the Company’s stockholders at the Annual Meeting were approved and the director nominee was elected. The approved proposals include the ratification of Marcum LLP as the Company’s Independent Registered Public Accounting Firm, establishment of the 2019 Stock Plan, an amendment to the Company’s charter to increase the number of authorized shares by 400,000,000 and the authorization for the Board of Directors to effectuate a reverse stock split.

As shown in the tables below, 91,935,168 shares of the Company’s common stock, which constitutes a majority or 55.8% of the issued and outstanding stock of the Company, voted to support the reverse stock split per Proposal 4, if deemed appropriate by the Board of Directors. The Board intends to only effectuate a reverse stock split if it is deemed necessary to maintain compliance with NYSE continued listing standards or in its judgement for the best interest of shareholders. Currently, the Company is in compliance with the continued listing standards of the NYSE AMERICAN (“NYSE”) exchange.

A failure in compliance with the NYSE listing standards could occur if the Company’s common stock price were to fall below $0.20 on a 30-day average, which would result in the Company receiving a Deficiency Letter from the NYSE. If the Company were to receive a Deficiency Letter, the Company would have up to 90 days to regain compliance with some or all of the continued listing standards and may not necessarily have to effectuate a reverse stock split in order to regain compliance. In addition to the 30-day average $0.20 threshold, if the Board believed our stock price was at an abnormally low level, it may also elect to effectuate a reverse stock split to avoid an automatic delisting of the Company’s common stock from the NYSE, which could occur if the Company’s common stock traded at $0.06 at any time. Management and the Board will continue to monitor the price of our common stock, our compliance with NYSE continued listing standards and market conditions and only effectuate a reverse stock split if it is deemed necessary to maintain compliance with NYSE continued listing standards or in the best interest of shareholders.

In the Proxy Statement provided to stockholders, the Board recommended that stockholders vote, on a non-binding advisory basis, to hold future non-binding advisory votes on the Company’s executive compensation (“say-on-pay votes”) every three years. The stockholders approved, on a non-binding advisory basis, to hold future say-on-pay votes every three years. After consideration of the voting results and other factors, on December 18, 2019, the Board has determined that the Company will hold a stockholder vote on executive compensation every three years through 2025, when the next stockholder vote on the frequency of say-on-pay votes is required under the Securities Exchange Act of 1934, as amended, or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders.

The final results of the matters voted on at the Annual Meeting are provided below.

Proposal 1: The following individual was elected as a Class III director to hold office for the term described below or until his resignation, or respective successor is elected and qualified:

Director Name	For	Against	Abstain	Broker Non-Votes
Ajit S. Shetty (Class III, 36 month term)	34,958,035	10,388,324	1,078,613	81,806,980

Proposal 2: Marcum LLP was ratified as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2019.

For:	112,930,840
Against:	10,582,684
Abstained:	4,718,428

Proposal 3: The Company’s 2019 Stock Plan was approved.

For:	31,217,308
Against:	14,575,001
Abstained:	632,663
Broker Non-Votes:	81,806,980

 Proposal 4: The authorization to effect a reverse stock split was approved.

For:	91,935,168
Against:	34,404,030
Abstained:	1,892,751
Broker Non-Votes:	81,806,980

Proposal 5: An amendment to the Company’s charter to increase the number of authorized shares of common stock by 400,000,000

For:	83,156,853
Against:	42,183,836
Abstained:	2,891,259
Broker Non-Votes:	0

Proposal 6: To conduct a non-binding advisory vote on our 2018 executive compensation.

For:	32,891,910
Against:	12,733,151
Abstained:	799,911
Broker Non-Votes:	81,806,980

Proposal 7: To conduct a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

One Year	Two Years	Three Years	Shares Abstaining	Broker Non-Votes
18,800,793	3,293,435	19,131,651	4,599,073	81,806,980

Dated: December 19, 2019	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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